UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            IMPACT EXPLORATIONS, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                               27-1614533
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                                 78 York Street
                             London W1H 1DP England
                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: Not applicable

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
333-165365 (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.001. The holders of common stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable. Please refer to our Registration Statement on Form S-1 as filed with the Commission on March 9, 2010 for a copy of the Company's Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

NON-CUMULATIVE VOTING

The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. Jenny Brown, our officer and director owns 50% of our outstanding shares.

CASH DIVIDENDS

As of the date of this report, the Company has not declared or paid any cash dividends to stockholders. The declaration or payment of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings, if any, capital requirements and financial position of the Company, general economic conditions, and other pertinent factors. It is the present intention of the Company not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company's business operations.

ITEM 2. EXHIBITS

3.1 Articles of Incorporation of Registrant (incorporated by reference herein from Exhibit 3.1 to Form S-1, Registration No. 333-165365)

3.2 By-Laws of Registrant (incorporated by reference herein from Exhibit 3.2 to Form S-1, Registration No. 333-165365)

4    Specimen Stock Certificate

99 Subscription Agreement (incorporated by reference herein from Exhibit 99.1 to Form S-1, Registration No. 333-165365)

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
                                    SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                       IMPACT EXPLORATIONS, INC.


Date: April 24, 2012                   By: /s/ Jenny Brown
                                          ----------------------------------
                                          Jenny Brown
                                          Chief Executive Officer

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